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                                                                     EXHIBIT 4.4

THIS SECURITY AND THE COMMON STOCK ISSUABLE UPON ITS CONVERSION HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND OTHER JURISDICTIONS.

                                   PALM, INC.

                    5% CONVERTIBLE SUBORDINATED NOTE DUE 2006

No. A-1                                                              $50,000,000

            Palm, Inc., a Delaware corporation (the "Company"), for value received, hereby promises to pay to Texas Instruments Incorporated, or registered assigns, the principal sum of Fifty Million Dollars ($50,000,000) on December 6, 2006 and to pay interest thereon, from December 6, 2001, or from the most recent interest payment date to which interest has been paid, semi-annually on June 15 and December 15 in each year, commencing June 15, 2002, at the rate of 5% per annum until the principal hereof is due. The interest so payable on any interest payment date will be paid to the Person in whose name this Security (or one or more predecessor Securities) is registered at 5:00 p.m., San Francisco time, on the regular record date for such interest, which shall be the date five (5) Business Days immediately prior to the interest payment date. Payment of the principal of (and premium, if any, on) this Security shall be made upon the surrender of this Security to the Company, at its chief executive office (or such other office within the United States as shall be designated by the Company to the holder hereof) (the "Designated Office"), in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts. Payment of interest and all other amounts payable with respect to this Security shall be made by wire transfer to the holder, provided that if the holder shall not have furnished wire instructions in writing to the Company on or prior to the third Business Day immediately prior to the date on which the Company makes such payment, such payment may be made by U.S. dollar check mailed to the address of the Person entitled thereto as such address shall appear in the Company security register. Capitalized terms used and not otherwise defined herein, shall have the respective meanings given to those terms in Section 7 hereof. This Security may not be redeemed, in whole or in part, at the election of the Company prior to the stated maturity date set forth above.

      1. Conversion.

            (a) (1) Subject to the terms and conditions of Section 1(a)(5) hereof, the holder of this Security is entitled at any time and from time to time before the close of business on December 6, 2006 (or, in case the holder hereof has exercised its right to require the Company to repurchase this Security or a portion hereof pursuant to
Section 2 hereof, then in respect of this Security or such portion hereof, as the case may be, until and including, but (unless the Company defaults in making the payment due upon repurchase) not after, 5:00 p.m., New York City time, on the Business Day prior to the the Repurchase Date), to convert this Security (or any portion of the principal amount hereof that is an integral multiple of $1,000), into fully paid and nonassessable Common Stock (as hereinafter defined) (calculated as to each conversion to the nearest 1/1000 of a share) of the Company at the rate of 215.909 shares of Common Stock for each $1,000 principal amount of Security (or at the then current adjusted rate if an adjustment has been made as provided below) (the "Conversion Rate") by surrender of this Security, duly endorsed or assigned to the Company or in blank to the Company at the Designated Office, accompanied by written notice to the Company that the holder hereof elects to convert this Security (or if less than the entire principal amount hereof is to be converted, specifying the portion hereof to be converted).

                  (2) Subject to the terms and conditions of Section 1(a)(5) hereof, the Company is entitled by giving written notice as specified below at any time on or after December 6, 2002 to cause this Security to be converted in whole but not in part into fully paid and nonassessable shares of Common Stock (calculated as to the nearest 1/1000 of a share) of the Company at the Conversion Rate then in effect (the "Company Conversion") if the Closing Price of the Common Stock of the Company shall have exceeded 154% of the then applicable Conversion Price (i) for twenty (20) Trading Days in any thirty (30) consecutive Trading Days ending on any Trading Day within five (5) Business Days immediately prior to the date of notice and (ii) on the last Trading Day of such thirty (30) consecutive Trading Day period referred to in the preceding clause
(i). The Company shall give to all holders of Securities, in the manner provided in Section 8(b) hereof, notice (the "Company Conversion Notice") of the Company Conversion. Each Company Conversion Notice shall state (i) the date of the Company Conversion which shall be a date no more than thirty (30) but not less than fifteen (15) days after the date of the mailing of the Company Conversion Notice (the "Company Conversion Date"), (ii) the amount of interest, if any, to be paid by the Company on the Company Conversion Date, (iii) the place or places where such Securities are to be surrendered for conversion, and (iv) the Conversion Rate then in effect. The holder shall surrender this Security to the Company, duly endorsed or assigned to the Company or in blank, at the Designated Office on or prior to the close of business on the Company Conversion Date; provided that any failure of the holder to surrender the Security as provided herein shall not invalidate the conversion or the effective date thereof. The Company shall deliver to the holders of this Security not more than five (5) Trading Days after delivery by the holder of this Security to the Company the certificates representing shares of Common Stock issuable upon conversion of this Security.

                  (3) Upon surrender of this Security for conversion, the holder will be entitled to payment in cash of the interest accruing on the principal amount of this Security then being converted and unpaid to such date of conversion.

                  (4) Subject to Section 1(b) below, no payment or adjustment is to be made on conversion for dividends on the Common Stock issued on conversion hereof. No fractions of shares or scrip representing fractions of shares will be issued on conversion, but instead of any fractional interest, the Company shall pay a cash adjustment, computed on the basis of the Closing Price of the Common Stock on the Trading Day immediately prior to the Company Conversion Date, or, at its option, the Company shall round up to the next higher whole share.

      The Company shall, if the holder so elects, deliver the Common Stock issuable upon conversion of this Security to any third party designated by the holder, subject to compliance with Sections 1(f) and 8(c) hereof.

                  (5) In the event that the conversion of this Security into shares of Common Stock would require the Company and the holder of this Security to file notification and report forms with the Federal Trade Commission and Antitrust Division of the Department of Justice (the "FTC") pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), then the holder of this Security and the Company agree (i) to use their reasonable best efforts to complete promptly all applicable filings and provide all necessary information as required pursuant to the HSR Act, and (ii) such conversion of this Security into shares of Common Stock shall not occur until such time as the required filings are made pursuant to the HSR Act and the required waiting periods have passed or early termination notifications have been granted by the FTC.

            (b) The Conversion Rate will be subject to adjustments from time to time as follows:

                  (1) In case the Company shall pay or make a dividend or other distribution on Common Stock of the Company payable in Common Stock, the Conversion Rate in effect at the opening of business on the day following the Determination Date (as hereinafter defined) for such dividend or other distribution shall be increased by dividing such Conversion Rate by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on such Determination Date and the denominator shall be the sum of such number of shares of Common Stock and the total number of shares of Common Stock constituting such dividend or other distribution, such increase to become effective immediately after the opening of business on the day following such Determination Date. For the purposes of this paragraph (1), the number of shares of Common Stock at any time outstanding shall not include Common Stock held in the treasury of the Company but shall include Common Stock issuable in respect of scrip certificates issued in lieu of fractions of Common Stock. The Company will not pay any dividend or make any distribution on Common Stock held in the treasury of the Company.

                  (2) In case the Company shall issue rights, options or warrants to all holders of its Common Stock entitling them to subscribe for or purchase Common Stock at a price per share less than the current market price per share (determined as provided in paragraph (7) of this Section 1(b)) of the Common Stock on the Determination Date for such distribution, the Conversion Rate in effect at the opening of business on the day following such Determination Date shall be increased by dividing such Conversion Rate by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on such Determination Date plus the number of shares of Common Stock which the aggregate of the offering price of the total number of shares of Common Stock so offered for subscription or purchase would purchase at such current market price and the denominator shall be the number of shares of Common Stock outstanding at the close of business on such Determination Date plus the number of shares of Common Stock so offered for subscription or purchase, such increase to become effective immediately after the opening of business on the day following such Determination Date. For the purposes of this paragraph (2), the number of shares of Common Stock at any time outstanding shall not include Common Stock held in the treasury of the Company but shall include Common Stock issuable in respect of scrip certificates issued in lieu of fractions of Common Stock. The Company will not issue any rights, options or warrants in respect of Common Stock held in the treasury of the Company. Upon the expiration of any right, option or warrant to purchase Common Stock the issuance of which resulted in an adjustment to the Conversion Rate pursuant to this paragraph (2) of Section 1(b), if any such right, option or warrant shall expire and shall not have been exercised, the Conversion Rate shall immediately upon such expiration be recomputed to the Conversion Rate which would have been in effect had the adjustment of the Conversion Rate made upon the issuance of such right, option or warrant been made on the basis of offering for subscription or purchase only that number of shares of Common Stock actually purchased upon the exercise of such right, option and warrant actually exercised.

                  (3) In case outstanding Common Stock shall be subdivided into a greater number of shares of Common Stock, the Conversion Rate in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately increased, and, conversely, in case outstanding Common Stock shall each be combined into a smaller number of shares of Common Stock, the Conversion Rate in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately reduced, such increase or reduction, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

                  (4) In case the Company shall, by dividend or otherwise, distribute to all holders of its Common Stock evidences of its Indebtedness, shares of any class of capital stock, or other property, including securities, but excluding (i) any rights, options or warrants referred to in paragraph (2) of this Section 1(b), (ii) any dividend or distribution paid exclusively in cash, (iii) any dividend or distribution referred to in paragraph (1) of this
Section 1(b) and (iv) any merger or consolidation to which Section 1(h) applies (the "Distributed Property"), the Conversion Rate shall be adjusted so that the same shall equal the rate determined by dividing the Conversion Rate in effect immediately prior to the close of business on the Determination Date for such distribution by a fraction of which the numerator shall be the current market price per share (determined as provided in paragraph (7) of this Section 1(b)) of the Common Stock on such Determination Date less the then fair market value (as determined in good faith by the Board of Directors of the Company in accordance with the provisions of this paragraph (4) of Section 1(b)) of the portion of the assets, shares or evidences of Indebtedness so distributed applicable to one share of Common Stock and the denominator shall be such current market price per share of the Common Stock, such adjustment to become effective immediately prior to the opening of business on the day following such Determination Date. If the Board of Directors determines the fair market value of any distribution for purposes of this paragraph (4) by reference to the actual or when issued trading market for any securities constituting such distribution, it must in doing so consider the prices in such market over the same period used in computing the current market price per share pursuant to paragraph (7) of this Section 1(b). Notwithstanding the foregoing, if the distribution of Distributed Property is a Subsidiary Distribution (as defined in Section 3(g)), the Conversion Rate shall be adjusted under Section 3(g)(4).

                  Under the provisions of the Company's Rights Plan, upon conversion of the Securities into Common Stock, to the extent that the Rights Plan is still in effect upon such conversion, the holder of this Security will receive, in addition to the Common Stock, the rights described therein (whether or not the rights have separated from the Common Stock at the time of conversion), subject to the limitations set forth in the Rights Plan. Any distribution of rights or warrants pursuant to the Rights Plan in compliance with the requirements set forth in the immediately preceding sentence of this paragraph shall not constitute a distribution of rights or warrants pursuant to this Section 1(b).

                  Rights or warrants distributed by the Company to all holders of Common Stock entitling the holders thereof to subscribe for or purchase shares of the Company's capital stock (either initially or under certain circumstances), which rights or warrants, until the occurrence of a specified event or events ("Trigger Event"): (i) are deemed to be transferred with such shares of Common Stock; (ii) are not exercisable; and (iii) are also issued in respect of future issuances of Common Stock, shall be deemed not to have been distributed for purposes of this Section 1(b) (and no adjustment to the Conversion Rate under this Section 1(b) will be required) until the occurrence of the earliest Trigger Event, whereupon such rights and warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Rate shall be made under this Section 1(b). If any such right or warrant, including any such existing rights or warrants distributed prior to the original issue date of this Security, are subject to events, upon the occurrence of which such rights or warrants become exercisable to purchase different securities, evidences of Indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and record date with respect to new rights or warrants with such rights (and a termination or expiration of the existing rights or warrants without exercise by any of the holders thereof). In addition, in the event of any distribution (or deemed distribution) of rights or warrants, or any Trigger Event or other event (of the type described in the preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Rate under this Section was made, (x) in the case of any such rights or warrants which shall all have been redeemed or repurchased without exercise by any holders thereof, the Conversion Rate shall be readjusted upon such final redemption or repurchase to give effect to such distribution or

Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or repurchase price received by a holder or holders of Common Stock with respect to such rights or warrants (assuming such holder had retained such rights or warrants), made to all holders of Common Stock as of the date of such redemption or repurchase, and (y) in the case of such rights or warrants which shall have expired or been terminated without exercise by any holders thereof, the Conversion Rate shall be readjusted as if such rights and warrants had not been issued.

                  (5) In case the Company shall, by dividend or otherwise, distribute to all holders of its Common Stock cash (excluding any cash that is distributed as part of a distribution referred to in paragraph (4) of Section 1(b)) in aggregate amount that, combined together with (I) the aggregate amount of any other cash distributions to all holders of its Common Stock made exclusively in cash within the twelve (12) months preceding the date of payment of such distribution and in respect of which no adjustment pursuant to this paragraph (5) of Section 1(b) has been made and (II) the aggregate of any cash plus the fair market value (as determined by the Board of Directors, whose determination shall be conclusive and described in a board resolution) of consideration payable in respect of any tender offer by the Company or any of its subsidiaries for all or any portion of the Common Stock concluded within the twelve (12) months preceding the date of payment of such distribution and in respect of which no adjustment pursuant to paragraph (6) of Section 1(b) has been made (the "combined cash and tender amount"), exceeds ten percent (10%) of the product of the current market price per share of the Common Stock (determined as provided in paragraph (7) of this Section 1(b)) on the date for the determination of holders of shares of Common Stock entitled to receive such distribution times the number of shares of Common Stock outstanding on such date (the "aggregate current market price"), then, and in each such case, immediately after the close of business on such date for determination, the Conversion Rate shall be adjusted so that the same shall equal the rate determined by dividing the Conversion Rate in effect immediately prior to the close of business on the date fixed for determination of the stockholders entitled to receive such distribution by a fraction (i) the numerator of which shall be equal to the current market price per share of the Common Stock on the date fixed for such determination less an amount equal to the quotient of (x) the excess of such combined cash and tender amount over ten percent (10%) of such aggregate current market price divided by (y) the number of shares of Common Stock outstanding on such date for determination and (ii) the denominator of which shall be equal to the current market price per share of the Common Stock on such date for determination.

                  (6) In case of a tender offer made by the Company or any Subsidiary of the Company for all or any portion of the Common Stock shall expire and such tender offer or exchange (as amended upon the expiration thereof) shall require the payment to stockholders (based on the acceptance (up to any maximum specified in the terms of the tender offer) of Purchased Shares (as defined below)) of an aggregate consideration having a fair market value (as determined by the Board of Directors, whose determination shall be conclusive and described in a board resolution), that combined together with (I) the aggregate of the cash plus the fair market value (as determined by the Board of Directors, whose determination shall be conclusive and described in a board resolution), as of the expiration of such tender or exchange offer, of consideration payable in respect of any other tender or exchange offer by the Company or any Subsidiary of the Company for all or any portion of the Common Stock expiring within the 12 months preceding the expiration of such tender or exchange offer and in respect of which no adjustment pursuant to this paragraph (6) of Section 1(b) has been made and (II) the aggregate amount of any cash distributions to all holders of the Company's Common Stock within twelve (12) months preceding the expiration of such tender or exchange offer and in respect of which no adjustment pursuant to paragraph (5) of Section 1(b) has been made (the "combined tender and cash amount") exceeds ten percent (10%) of the product of the current market price per share of the Common Stock (determined as provided in paragraph (7) of this Section 1(b)) as of the last time (the "Expiration Time") tenders or exchange could have been made pursuant to such tender or exchange offer (as it may be amended) times the number of shares of Common Stock outstanding (including any tendered or exchange shares) as of the Expiration Time, then, and in each such case, immediately prior to the opening of business on the day after the date of the Expiration Time, the Conversion Rate shall be adjusted so that the same shall equal the rate determined by dividing the Conversion Rate immediately prior to close of business on the date of the Expiration Time by a fraction (i) the numerator of which shall be equal to (A) the product of (I) the current market price per share of Common Stock on the date of the Expiration Time multiplied by (II) the number of shares of Common Stock outstanding (including any tendered or exchanged shares) on the date of the Expiration Time less (B) the combined tender and cash amount, and (ii) the denominator of which shall be equal to the product of (A) the current market price per share of the Common Stock as of the Expiration Time multiplied by (B) the number of shares of Common Stock outstanding (including any tendered or exchanged shares) as of the Expiration Time less the number of all shares validly tendered or exchanged and not withdrawn as of the Expiration Time (the shares deemed so accepted up to and any such maximum, being referred to as the "Purchased Shares").

                  (7) For the purpose of any computation under paragraphs (2),
(4), (5) or (6) of this Section 1(b), the current market price per share of Common Stock on any date shall be calculated by the Company and be deemed to be the average of the daily Closing Prices for the five (5) consecutive Trading Days commencing ten (10) Trading Days before the earlier of (i) the day in question and (ii) the day before the "ex" date with respect to the issuance or distribution requiring such computation. For purposes of this paragraph, the term "ex date", when used with respect to any issuance or distribution, means the first date on which the Common Stock trades regular way in the applicable securities market or on the applicable securities exchange without the right to receive such issuance or distribution.

                  (8) No adjustment in the Conversion Rate shall be required unless such adjustment (plus any adjustments not previously made by reason of this paragraph (8)) would require an increase or decrease of at least one percent (1%) in such rate; provided, however, that any adjustments which by reason of this paragraph (8) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 1 shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be.

                  (9) The Company may make such increases in the Conversion Rate, for the remaining term of the Securities or any shorter term, in addition to those required by paragraphs (1), (2), (3), (4), (5) and (6) of this Section 1(b) as it considers to be advisable in order to avoid or diminish any income tax to any holders of Common Stock resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock or from any event treated as such for income tax purposes.

            (c) Whenever the Conversion Rate is adjusted as provided in Section 1(b), the Company shall compute the adjusted Conversion Rate in accordance with
Section 1(b) and shall prepare a certificate signed by an officer of the Company setting forth the adjusted Conversion Rate and showing in reasonable detail the facts upon which such adjustment is based, and shall promptly deliver such certificate to the holder of this Security.

            (d) In case:

                  (1) the Company shall declare a dividend or other distribution on its Common Stock that would require any adjustment pursuant to Section 1(b); or

                  (2) the Company shall authorize the granting to the holders of its Common Stock of rights, options or warrants to subscribe for or purchase any shares of capital stock of any class or of any other rights; or

                  (3) of any reclassification of the Common Stock of the Company, or of any consolidation, merger or share exchange to which the Company is a party and for which approval of any shareholders of the Company is required, or of the conveyance, sale, transfer or lease of all or substantially all of the assets of the Company; or

                  (4) of the voluntary or involuntary dissolution, liquidation or winding up of the Company; or

                  (5) the Company or any Subsidiary shall commence a tender offer for all or a portion of the Company's outstanding Common Stock (or shall amend any such tender offer);

then the Company shall cause to be delivered to the holder of this Security, at least twenty (20) days (or ten (10) days in any case specified in clause (1) or (2) above) prior to the applicable record, expiration or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, rights, options or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, rights, options or warrants are to be determined, (y) the date on which the right to make tenders under such tender offer expires or (z) the date on which such reclassification, consolidation, merger, conveyance, transfer, sale, lease, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their

Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, conveyance, transfer, sale, lease, dissolution, liquidation or winding up. Neither the failure to give such notice nor any defect therein shall affect the legality or validity of the proceedings described in clauses (1) through (5) of this Section 1(d).

            (e) The Company shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock, for the purpose of effecting the conversion of the Security, the full number of shares of Common Stock then issuable upon the conversion of this Security.

            (f) Except as provided in the next sentence, the Company will pay any and all taxes and duties that may be payable in respect of the issue or delivery of Common Stock on conversion of the Security. The Company shall not, however, be required to pay any tax or duty which may be payable in respect of any transfer involved in the issue and delivery of Common Stock in a name other than that of the holder of this Security, and no such issue or delivery shall be made unless and until the Person requesting such issue has paid to the Company the amount of any such tax or duty, or has established to the satisfaction of the Company that such tax or duty has been paid.

            (g) The Company agrees that all Common Stock which may be delivered upon conversion of the Security, upon such delivery, will have been duly authorized and validly issued and will be fully paid, nonassessable and free of preemptive rights (and shall be issued out of the Company's authorized but unissued Common Stock) and, except as provided in Section 1(f), the Company will pay all taxes, liens and charges with respect to the issue thereof.

            (h) In case of any recapitalization or reclassification of the Common Stock (other than a change in par value or as a result of a subdivision or combination covered by paragraph (3) of Section 1(b)), or any consolidation of the Company with any other Person, any merger of the Company into another Person or of another Person into the Company (other than a merger which does not result in a reclassification, conversion, exchange or cancellation of the outstanding Common Stock), or any conveyance, sale, transfer or lease of all or substantially all of the properties and assets of the Company (collectively, a "Capital Reorganization"), the Company or the Person formed by such Capital Reorganization, as the case may be, shall execute and deliver to the holder of this Security a supplemental agreement providing that such holder has the right thereafter, during the period this Security shall be convertible as specified in
Section 1(a), to convert this Security only into the kind and amount of securities, cash and other property receivable upon such Capital Reorganization by a holder of the number of shares of Common Stock of the Company into which this Security might have been converted immediately prior to such Capital Reorganization, assuming such holder of Common Stock of the Company (i) is not a Person with which the Company consolidated, into which the Company merged or which merged into the Company or to which any conveyance, sale, transfer or lease was made, as the case may be (a "Constituent Person"), or an Affiliate of a Constituent Person and (ii) failed to exercise its rights of election, if any, as to the kind or amount of securities, cash and other property receivable upon such Capital Reorganization (provided that if the kind or amount of securities, cash and other property receivable upon such Capital Reorganization is not the same for each share of Common Stock of the Company held immediately prior to such Capital Reorganization by others than a Constituent Person or an Affiliate thereof and in respect of which such rights of election shall not have been exercised ("Non-electing Share"), then for the purpose of this Section 1(h) the kind and amount of securities, cash and other property receivable upon such Capital Reorganization by the holders of each Non-electing Share shall be deemed to be the kind and amount so receivable per share by a plurality of the Non-electing Shares). Such supplemental agreement shall provide for adjustments which, for events subsequent to the effective date of such supplemental agreement, shall be equivalent to the adjustments provided for in this Section
1. The above provisions of this Section 1(h) shall similarly apply to successive Capital Reorganizations. If this Section 1(h) applies to any event or occurrence, then the other provisions of Section 1(b) shall not apply.

            (i) The Company (i) will effect all registrations with, and obtain all approvals by, all governmental authorities that may be necessary under any United States Federal or state law (including the Securities Act, the Securities Exchange Act of 1934 and state securities and Blue Sky laws) for the Common Stock issuable upon conversion of this Security to be lawfully issued and delivered as provided herein, and thereafter publicly traded (if permissible under the Securities Act) and qualified or listed as contemplated by clause (ii) (it being understood that the Company shall not be required to register the Common Stock issuable on conversion hereof under the Securities Act except pursuant to the Registration Rights Agreement between the Company and the initial holder of this Security); and (ii) if required, will list the Common Stock required to be issued and delivered upon conversion of Securities, prior to such issuance or delivery, on each national securities exchange on which outstanding Common Stock is listed or quoted at the time of such delivery, or if the Common Stock is not then listed on any securities exchange, to qualify the Common Stock for quotation on the Nasdaq National Market or such other inter-dealer quotation system, if any, on which the Common Stock is then quoted.

      2. Right to Require Repurchase.

            (a) In the event that a Change in Control (as hereinafter defined) shall occur, then the holder of this Security shall have the right, at such holder's option, to require the Company to repurchase, and upon the exercise of such right the Company shall repurchase, this Security, or any portion of the principal amount hereof that is equal to $1,000 or any integral multiple thereof, on the date (the "Repurchase Date") that is thirty (30) Trading Days (or such longer period as required by applicable law) after the date on which the Company gives notice of such Change of Control to the holder of this Security, at a purchase price equal to the Repurchase Price (as hereinafter defined). The Company agrees to give the holder of this Security notice, in the manner provided in Section 8(b), of any Change in Control, promptly and in any event within five (5) Trading Days of the occurrence thereof.

            (b) To exercise a repurchase right, the holder shall deliver to the Company on or before the third (3rd) Business Day prior to the Repurchase Date, together with this Security, written notice of the holder's exercise of such right, which notice shall set forth the name of the holder, the principal amount of this Security to be repurchased (and, if this Security is to be repurchased in part, the portion of the principal amount thereof to be repurchased) and a statement that an election to exercise the repurchase right is being made thereby. Such written notice shall be irrevocable, except that the right of the holder to convert this Security (or the portion hereof with respect to which the repurchase right is being exercised) shall continue until the close of business on the Trading Day prior to the Repurchase Date.

            (c) In the event a repurchase right shall be exercised in accordance with the terms hereof, the Company shall pay or cause to be paid to the holder the Repurchase Price in cash on the Repurchase Date in the manner set forth in the introductory paragraph to this Security.

            (d) If this Security is to be repurchased only in part, it shall be surrendered to the Company at the Designated Office (with, if the Company so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Company duly executed by, the holder hereof or his attorney duly authorized in writing), and the Company shall execute and make available for delivery to the holder without service charge, a new Security or Securities, containing identical terms and conditions, each in an authorized denomination in aggregate principal amount equal to and in exchange for the unrepurchased portion of the principal of the Security so surrendered.

            (e) For purposes of this Section 2:

                  (1) the term "beneficial owner" shall be determined in accordance with Rule 13d-3 promulgated by the Securities and Exchange Commission pursuant to the Exchange;

                  (2) a "Change in Control" shall be deemed to have occurred at the time, after the original issuance of this Security, of:

                        (i) the acquisition by any Person of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of capital stock of the Company entitling such Person to exercise 50% or more of the total voting power of all shares of capital stock of the Company entitled to vote generally in the elections of directors (any shares of voting stock of which such Person is the beneficial owner that are not then outstanding being deemed outstanding for purposes of calculating such percentage) other than any such acquisition by the Company or any employee benefit plan of the Company; or

                        (ii) any consolidation or merger of the Company with or into, any other Person, any merger of another Person with or into the Company, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of the assets of the Company to another Person (other than (a) any such transaction pursuant to which holders of Common Stock immediately prior to such transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving Person immediately after such transaction and (b) any merger (x) which does not result in any reclassification, conversion, exchange or cancellation of outstanding Common Stock or (y) which is effected solely to change the jurisdiction of incorporation of the Company and results in a reclassification, conversion or exchange of outstanding Common Stock into solely shares of common stock); or

                        (iii) the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the board of directors of the Company nor (ii) appointed by directors so nominated.

      However, a Change in Control will not be deemed to have occurred if (i) the Closing Price per share of the Company's Common Stock for any five (5) Trading Days within the period of ten (10) consecutive Trading Days ending immediately after the later of the Change in Control or the public announcement of the Change in Control, in the case of a Change in Control relating to an acquisition of capital stock, or the period of ten (10) consecutive Trading Days ending immediately before the Change in Control, in the case of Change in Control relating to a merger, consolidation or asset sale, equals or exceeds 105% of the conversion price of the Securities (for purposes hereof the Conversion Price being equal to $1,000 divided by the Conversion Rate then in effect); or (ii) 95% of the consideration (excluding cash payments for fractional shares and cash payments made pursuant to dissenters' appraisal rights) in a merger or consolidation otherwise constituting the Change of Control described in clause (ii) above consists of shares of common stock traded or to be traded immediately following such Change of Control on a national securities exchange or quoted on the Nasdaq National Market and as a result of such transaction or transactions this Security becomes convertible solely into such common stock.

                  (3) the "current market price" of a share of Common Stock shall be the Closing Price of the Common Stock on the Trading Day immediately preceding the Repurchase Date; and

                  (4) "Repurchase Price" means the sum of (a) 100% of the principal amount of this Security to be repurchased pursuant to this Section 2 and (b) accrued and unpaid interest on this Security to the date of payment.

      3. Covenants of the Company.

            (a) The Company covenants and agrees that it will duly and punctually pay or cause to be paid the principal of, premium (if any) and interest on this Security, at the respective times and in the manner provided for herein.

            (b) Unless otherwise permitted herein, the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its existence and rights (charter and statutory).

            (c) The Company will cause all properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary improvements thereof, all as in the reasonable judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times, provided, however, that nothing in this paragraph (c) shall prevent the Company from discontinuing the operation and maintenance of any such properties if such discontinuance is, in the reasonable judgment of the Company, desirable in the conduct of its business or the business of any Subsidiary and not disadvantageous in any respect to the holder of this Security.

            (d) Within the period prior to the expiration of the holding period applicable to sales of this Security or any Common Stock issuable upon conversion of this Security under Rule 144(k) under the Securities Act (or any successor provision), the Company covenants and agrees that it shall, during any period in which it is not subject to Section 13 or 15(d) of the Exchange Act, make available to any holder or beneficial holder of this Security or such Common Stock which continue to be "Restricted Securities" as defined in Rule 144 in connection with any sale thereof and any purchaser of this Security or such Common Stock designated by such holder or beneficial holder, the information required pursuant to Rule 144A(d)(4) under the Securities Act upon request of any holder or beneficial holder of this Security or such Common Stock and it will take such further action as any holder or beneficial holder of this Security or such Common Stock may reasonably request, all to the extent required from time to time to enable such holder or beneficial holder to sell this Security or such Common Stock without registration under the Securities Act within the limitation of the exemption provided by Rule 144A, as such rule may be amended from time to time. Upon the request of any holder or any beneficial holder of this Security or such Common Stock, the Company will deliver to such holder a written statement as to whether it has complied with such requirements.

            (e) The Company covenants that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the principal of, premium (if any) or interest on this Security as contemplated herein, whenever enacted, now or at any time hereinafter in force, or which may affect the covenants of performance in this Security and the Company hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, be resort to any such law, hinder, delay or impede the execution of any power granted herein to the holder of this Security, but will suffer and permit the execution of every such power as though no such law had been enacted.

            (f) The Company shall not issue or incur any Indebtedness which is convertible into Common Stock or other capital stock of the Company and by its terms is senior in right or payment to this Security.

            (g) If the Company determines at any time while this Security is outstanding to distribute to all holders of its Common Stock shares of capital stock of a Subsidiary (a "Subsidiary Distribution"), then the following provisions shall apply:

                  (1) The Company shall have prepared and filed a registration statement or an information statement or other applicable document (the "SEC Document") with the Commission describing the proposed Subsidiary Distribution including the expected valuation of such Subsidiary in relation to the expected valuation of the Company after the Subsidiary Distribution.

                  (2) In the SEC Document, the Company shall have described its choice of one of the following options (the "Company Election") with respect to this Security:

                        (i) Causing this Security to be exchanged as of the date of the Subsidiary Distribution for two convertible notes, (A) one of which shall be issued by the Company and shall have terms and conditions identical to this Security other than the principal amount (the "New Company Note"), and (B) one of which the Company shall cause to be issued by such Subsidiary and which shall be convertible into the common stock of such Subsidiary but which shall otherwise have terms and conditions identical to this Security other than the principal amount (the "New Subsidiary Note"). The combined principal amounts of the New Company Note and the New Subsidiary Note shall equal the principal amount of this Security and the principal amounts shall be divided between the New Company Note and such New Subsidiary Note based upon pro-forma valuations of the Company and such new Subsidiary (collectively, the "Valuations") prepared by a nationally recognized investment bank chosen by the Company. Upon the Subsidiary Distribution, the conversion rate of the New Company Note shall be adjusted from the Conversion Rate then applicable to this Security pursuant to the terms of Section 3(g)(4). The conversion rate of the New Subsidiary Note shall be equal to the product of (A) (I) 1,000 divided by (II) the product of
(x) the Subsidiary FMV Per Share and (y) one minus a fraction, the numerator of which is the difference between the Company Prior FMV Per Share and the Conversion Price (before giving effect to any adjustment of the Conversion Price resulting from the Subsidiary Distribution) and the denominator of which is the Company Prior FMV Per Share multiplied by (B) the number of shares of Subsidiary capital stock issued in respect of each share of Common Stock in the Subsidiary Distribution. For purposes of this paragraph, the following terms shall have the following meanings:

                              (A) "Company Ex FMV Per Share" means the average
of the daily Closing Prices for the five (5) consecutive Trading Days commencing on the "ex date" with respect to the Subsidiary Distribution;

                              (B) "Company Prior FMV Per Share" means the
average of the daily Closing Prices for the five (5) consecutive Trading Days before the "ex date" with respect to the Subsidiary Distribution;

                              (C) "Subsidiary FMV Per Share" means the
difference between (i) the Company Prior FMV Per Share and (ii) the Company Ex FMV Per Share; and

                              (D) "ex date", with respect to the Subsidiary
Distribution, means the first date on which the Common Stock trades regular way in the applicable securities market or on the applicable securities exchange without the right to receive the Subsidiary Distribution.

                        (ii) Repurchasing that percentage of this Security as is equal to a fraction (expressed as a percentage), the numerator of which is the Subsidiary FMV Per Share and the denominator of which is equal to the Company Prior FMV Per Share. If this paragraph becomes applicable to this Security, then the Company shall make the required repurchase in cash in the manner set forth in the introductory paragraph of this Security on the date which is the later of
(A) the fifth (5th) Trading Day after the date of the Subsidiary Distribution or
(B) the date on which this Security is surrendered to the Company at the Designated Office (with, if the Company so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Company duly executed by, the holder hereof or its attorney duly authorized in writing). Promptly, thereafter, the Company shall execute and make available for delivery to the holder without service charge, a new Security or Securities, containing identical terms and conditions, each in an authorized denomination in aggregate principal amount equal to and in exchange for the unrepurchased portion of the principal of the Security so surrendered. Upon the Subsidiary Distribution, the conversion rate of this Note shall be adjusted from the Conversion rate then applicable to this Security pursuant to the terms of Section 3(g)(4).

                        (iii) If (A) the Closing Price of the Common Stock of the Company shall have exceeded 154% of the then applicable Conversion Price
(aa) for twenty (20) Trading Days in any thirty (30) consecutive Trading Days ending on any Trading Day within the thirty (30) day period ending on the date of filing of the SEC Document and (bb) on the last Trading Day of such thirty
(30) consecutive Trading Day period referred to in the preceding clause (i) and
(B) a shelf registration statement with respect to the resale by the holder of the Common Stock of the Company issuable upon conversion of this Security has been declared effective under the Securities Act by the Commission in accordance with the Registration Rights Agreement and remains effective, causing this Security to be converted effective as of the date of the Subsidiary Distribution, in whole but not in part, into fully paid and nonassessable shares of Common Stock (calculated as to the nearest 1/1000 of a share) of the Company at the Adjusted Conversion Rate which would be effective upon the date of the Subsidiary Distribution. Upon the conversion of this Security pursuant to this
Section 3(g)(2)(iii), the holder of the Common Stock issuable upon conversion of this Security shall receive the shares of capital stock distributed in the Subsidiary Distribution that it would have received had such conversion occurred immediately prior to the record date for the Subsidiary Distribution. For purposes of this paragraph, the term "Adjusted Conversion Rate" shall mean the product of (A) the Conversion Rate in effect immediately prior to the date of the Subsidiary Distribution and (B) 1.04.

                  (3) Contemporaneously with the filing of the SEC Document with the Securities and Exchange Commission, the Company shall deliver the SEC Document to the holder of this Security together with a statement briefly describing the Company Election with a reference to the more detailed description set forth in the SEC Document. The terms of the Company Election under Section 3(g)(2) as described in the SEC Document shall be applicable to and shall be deemed a part of this Security unless, on or prior to 5:00 p.m., New York City time, on the 20th day (or if such day is not a Business Day the next Business Day thereafter) after receipt of the SEC Document together with the statement described in the previous sentence, the holder of this Security gives notice to the Company in the manner specified in Section 8(b) to the effect that the holder elects not to make this Security subject to the Company Election. If the holder of this Security elects not to make this Security subject to the Company Election, then, upon the occurrence of the Subsidiary Distribution, the Company Election shall not be applicable to this Security and the Conversion Rate of this Note shall be adjusted according to the provisions of Section 3(g)(4). Notwithstanding anything contained in this Section 3(g), if the holder of this Security disagrees with the Valuations referred to in Section 3(g)(2)(i), then such holder may retain, at such holder's expense, a nationally recognized investment bank to provide additional pro-forma valuations of the Company and such new Subsidiary (collectively, the "Additional Valuations"). Such holder shall deliver the Additional Valuations to the Company on or prior to the 10th day after receipt of the SEC Document and the Company shall in good faith take into account such Additional Valuations in determining changes, if any, to the final allocation of the principal amounts of the New Company Note and the New Subsidiary Note and shall notify such holder of any changes in the allocation of the principal amounts of the New Company Note and the New Subsidiary Note on or prior to the 15th day after receipt of the SEC Document.

                  (4) Upon the Subsidiary Distribution, the conversion rate of the New Company Note shall be adjusted by dividing the Conversion rate in effect immediately prior to the "ex-date" by a fraction, the numerator of which is the Company Ex FMV Per Share and the denominator of which is the Company Prior FMV Per Share.

                  (5) Notwithstanding the foregoing provisions of this Section 3(g), in the event that in calculating the adjustment of its outstanding employee stock options or other securities that are convertible into Common Stock in connection with the Subsidiary Distribution (the "Option Adjustment"), the Company uses, in the calculation of the pre- and post-Subsidiary Distribution value of the Common Stock, a different date than the "ex date" and/or a different number of trading days or trading prices than those used in the calculation of the Company Ex FMV Per Share and the Company Prior FMV Per Share as set forth above, then such different date, number of trading days or prices shall instead be employed in the calculation of the Company Ex FMV Per Share and the Company Prior FMV Per Share. Upon a determination of the methodology for any Option Adjustment, the Company shall promptly provide such methodology and any related information to the holder of this Security.

      4. Events of Default.

            (a) "Event of Default", wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

                  (1) default in the payment of principal on this Security when due at its stated maturity or upon required repurchase under Section 2 hereof; or

                  (2) a default in the payment of any interest or premium (if any) upon this Security when it becomes due and payable, and the continuance of such default for a period of 30 days; or

                  (3) default by the Company in the performance of its obligations in respect of any conversion of this Security (or any portion hereof) in accordance with Section 1 for a period of 10 days; or

                  (4) default by the Company in the performance, or breach, of any representation, warranty, covenant or agreement of the Company (other than a default in the performance, or breach, of any representation, warranty, covenant or agreement of the Company which is specifically dealt with elsewhere in this
Section 4(a)) contained in (i) this Security, (ii) the Convertible Note Purchase Agreement, dated as of the date hereof, between the Company and the initial holder of this Security, or (iii) Section 4(a) of the Registration Rights Agreement, dated as of the date hereof, between the Company and the initial holder of this Security, and continuance of such default or breach for a period of sixty (60) days after there has been given, by registered or certified mail, to the Company by the holder of this Security a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" hereunder; or

                  (5) any indebtedness under any bond, debenture, note or other evidence of indebtedness for money borrowed by the Company in a principal amount then outstanding in excess of $10,000,000 is not paid at final maturity thereof (either at its stated maturity or upon acceleration thereof), and such indebtedness is not discharged, or such acceleration is not rescinded or annulled, within a period of 30 days after there has been given, by registered or certified mail, to the Company by the holder of this Security a written notice specifying such default and requiring the Company to cause such indebtedness to be discharged or cause such acceleration to be rescinded or annulled and stating that such notice is a "Notice of Default" hereunder; or

                  (6) the entry by a court having jurisdiction in the premises of (A) a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or (B) a decree or order approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable Federal or State law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of sixty (60) consecutive days; or

                  (7) the commencement by the Company of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by the Company to the entry of a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against the Company, or the filing by the Company of a petition or answer or consent seeking reorganization or similar relief under any applicable Federal or State law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of the property of the Company, or the making by the Company of an assignment for the benefit of creditors, or the admission by the Company in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company in furtherance of any such action.

                  (8) a judgment in excess of $10,000,000 (not covered by insurance) is rendered against the Company and, within sixty (60) days after the entry thereof, such judgment is not discharged or execution thereof is not stayed pending appeal, or within sixty (60) days after the expiration of any such stay, such judgment is not discharged or void.

            (b) If an Event of Default (other than an Event of Default specified in Sections 4(a)(6) or 4(a)(7)) occurs and is continuing, then in every such case the holders of at least twenty-five percent (25%) of the outstanding principal amount of all then outstanding Securities may declare the principal amount of this Security and all other Securities then outstanding to be due and payable immediately, by a notice in writing to the Company, and upon any such declaration such principal and all accrued interest thereon shall become immediately due and payable. If an Event of Default specified in Section 4(a)(6) or 4(a)(7) occurs and is continuing with respect to the Company, the principal of, and accrued interest on, this Security shall ipso facto become immediately due and payable without any declaration or other act of the holders. During the continuance of an Event of Default specified in Sections 4(a)(1) or 4(a)(2), the principal, premium (if any) and interest that is due and payable (collectively, the "Overdue Amount") shall, until paid, bear interest from the date of the occurrence of such Event of Default at the rate of 7.5% per annum, payable in cash, and this Security shall remain convertible into Common Stock until the Overdue Amount and any interest thereon shall have been paid or duly provided for. The holder of this Security need not provide, and the Company hereby waives, and presentment, demand, protest or other notice of any kind, and the holder of this Security may immediately and without the expiration of any grace period (other than any grace period specified in any Event of Default) enforce any and all rights and remedies hereunder. The holder of this Security shall also have, upon the occurrence and during the continuance of an Event of Default, any other rights which such holder may have pursuant to applicable law or contract.

            (c) The Company will give the holder of this Security notice, within ten (10) Trading Days of the occurrence thereof, of any Event of Default or any event that, with the giving of notice or passage of time or both, would become an Event of Default. Such notice shall be given in the manner provided in
Section 8(b).

      5. Consolidation, Merger, Etc.

            (a) The Company shall not consolidate with or merge into any other Person or, directly or indirectly, convey, transfer, sell or lease all or substantially all of its properties and assets to any Person, and the Company shall not permit any Person to consolidate with or merge into the Company or, directly or indirectly, convey, transfer, sell or lease all or substantially all of its properties and assets to the Company, unless:

                  (1) in case the Company shall consolidate with or merge into another Person or convey, transfer, sell or lease all or substantially all of its properties and assets to any Person, the Person formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance, transfer or sale, or which leases, all or substantially all the properties and assets of the Company shall be a corporation, limited liability company, partnership or trust, shall be organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia, and shall expressly assume, if other than the Company, by an agreement supplemental hereto, executed and delivered to the holder of this Security in form satisfactory to the holder, the due and punctual payment of the principal of and any interest on this Security and the performance or observance of every covenant of this Security on the part of the Company to be performed or observed, including the conversion rights provided herein;

                  (2) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing; and

            (b) Upon any consolidation of the Company with, or merger of the Company into, any other Person or any conveyance, transfer, sale or lease of all or substantially all of the properties and assets of the Company in accordance with Section 4(a), the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, transfer, sale or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Security with the same effect as if such successor Person had been named as the Company herein, and thereafter, except in the case of a lease, the predecessor Person shall be relieved of all obligations and covenants under this Security.

      6. Subordination.

            (a) The Company covenants and agrees, and the holder of this Security by its acceptance hereof likewise covenants and agrees, that this Security is subject to the provisions of this Section 6; and each Person holding this Security, whether upon original issue or upon transfer, assignment or exchange thereof, accepts and agrees to be bound by such provisions.

            The payment of the principal of, premium, if any, and interest on this Security (including, but not limited to, the repurchase price with respect to this Security) shall, to the extent and in the manner hereinafter set forth, be subordinated in right of payment to the prior payment in full, in cash or in such other form of payment as may be acceptable to the holders of Senior Indebtedness, of all Senior Indebtedness, whether outstanding at the date of original issuance of this Security or thereafter incurred or created.

            The expression "payment in full" or "paid in full" or any similar term or phrase when used in this Security with respect to Senior Indebtedness shall mean the payment in full of all such Senior Indebtedness in cash or such other form of payment as may be acceptable to the holders of Senior Indebtedness, or, in the case of Senior Indebtedness consisting of contingent obligations in respect of letters of credit or other reimbursement obligations, the setting apart of cash sufficient to discharge such portion of Senior Indebtedness in an account for the exclusive benefit of the holders thereof, in which account such holders shall be granted a first priority perfected security interest in a manner reasonably acceptable to such holders

            No provision of this Section 6 shall prevent the occurrence of any default or Event of Default under this Security.

            (b) Payments to Holders. No payment (including pursuant to any repurchase of this Security) shall be made with respect to the principal of, or premium, if any, or interest on this Security, if:

                  (1) a default in the payment of principal, premium, if any, or interest or other payment due on Senior Indebtedness occurs and is continuing beyond any applicable period of grace (a "Payment Default"); or

                  (2) a default, other than a Payment Default, occurs and is continuing with respect to Designated Senior Indebtedness that then permits holders of the Designated Senior Indebtedness as to which such default related to accelerate its maturity and the holder of this Security and the Company receive a written notice of such default (a "Payment Blockage Notice") from a representative of Designated Senior Indebtedness or a holder of Designated Senior Indebtedness or the Company (a "Non-Payment Default").

            The Company may and shall resume payments on this Security (1) in the case of a Payment Default, on the date upon which such default is cured or waived or ceases to exist, and (2) in the case of a Non-Payment Default with respect to Designated

Senior Indebtedness, on the earlier of the date on which the Non-Payment Default is cured or waived or ceases to exist or 179 days have passed after the date on which the applicable Payment Blockage Notice is received.

            No new period of payment blockage may be commenced pursuant to a Payment Blockage Notice unless at least 365 days shall have elapsed since the Company's receipt of the immediately prior Payment Blockage Notice. No default (whether or not such event of default is on the same issue of Designated Senior Indebtedness) that existed or was continuing on the date of delivery of any Payment Blockage Notice to the holder of this Security shall be, or be made, the basis for a subsequent Payment Blockage Notice.

            If payment of this Security is accelerated because of an Event of Default, the Company shall promptly notify holders of Senior Indebtedness of the acceleration.

            (c) Bankruptcy and Dissolution, Etc. Upon any payment by the Company, or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to creditors upon any dissolution, winding-up, liquidation or reorganization of the Company, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all amounts due or to become due upon all Senior Indebtedness shall first be paid in full, in cash or in such other form of payment as may be acceptable to the holders of Senior Indebtedness, before any payment is made on account of the principal or premium, if any, and interest on this Security; and upon any such dissolution, winding-up, liquidation or reorganization or bankruptcy, insolvency, receivership or other such proceedings, any payment by the Company, or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to which the holders of this Security would be entitled, except for the provisions of this Section 5, shall (except as aforesaid) be paid by the Company or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other Person making such payment or distribution, or by the holder of this Security if received by it, directly to the holders of Senior Indebtedness (pro rata to such holders on the basis of the respective amounts of Senior Indebtedness held by such holders, or as otherwise required by law or a court order) or their respective representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any Senior Indebtedness may have been issued, as their respective interests may appear, to the extent necessary to pay all Senior Indebtedness in full in cash or in such other form of payment as may be acceptable to the holders of Senior Indebtedness after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness, before any payment or distribution is made to the holder of this Security.

            Notwithstanding the foregoing, in the event that the holder of this Security receives any payment or distribution of assets of the Company of any kind in contravention of any term of this Security, whether in cash, property or securities, including, without limitation, by way of setoff or otherwise, before all Senior Indebtedness is paid in full, in cash or such other form of payment as may be acceptable to the holders of Senior Indebtedness, then such payment or distribution shall be held by the recipient or recipients in trust for the benefit of, and shall immediately be paid over or delivered to, the holders of Senior Indebtedness or their respective representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any Senior Indebtedness may have been issued, as their respective interests may appear, as calculated by the Company, for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to make payment in full, in cash or such other form of payment as may be acceptable to the holders of Senior Indebtedness, of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution, or provision therefor, to or for the holders of such Senior Indebtedness.

            For purposes of Section 6(b) hereof and this Section 6(c), the words "cash, property or securities" shall not be deemed to include shares of stock of the Company as reorganized or readjusted, or securities of the Company or any other corporation provided for by a plan of reorganization or readjustment, the payment of which is subordinated (at least to the extent provided in this Section 6 with respect to this Security) to the payment of all Senior Indebtedness which may at the time be outstanding. The consolidation of the Company with, or the merger of the Company into, another corporation or the liquidation or dissolution of the Company following the conveyance or transfer of its property as an entirety, or substantially as an entirety, to another corporation upon the terms and conditions provided for in Section 5 shall not be deemed a dissolution, winding-up, liquidation or reorganization for the purposes of this Section 6(c) if such other corporation shall, as a part of such consolidation, merger, conveyance or transfer, comply with the conditions stated in Section 5.

            (d) Subrogation. Subject to the payment in full in cash, or in such other form of payment as may be acceptable to the holders of Senior Indebtedness, of all Senior Indebtedness, the rights of the holder of this Security shall be subrogated to the extent of the payments or distributions made to the holders of such Senior Indebtedness pursuant to the provisions of this
Section 6 (equally and ratably with the holders of all Indebtedness of the Company which by its express terms is subordinated to other Indebtedness of the Company to substantially the same extent as this Security is subordinated and is entitled to like rights of subrogation) to the rights of the holders of Senior Indebtedness to receive payments or distributions of cash, property or securities of the Company applicable to the Senior Indebtedness until the principal of, and premium, if any, and interest on this Security shall be paid in full; and, for the purposes of such subrogation, no payments or distributions to the holders of the Senior Indebtedness of any cash, property or securities to which the holder of this Security would be entitled except for the provisions of this Section 6, and no payment over pursuant to the provisions of this Section 6, to or for the benefit of the holders of Senior Indebtedness by holders of this Security, shall, as between the Company, its creditors other than holders of Senior Indebtedness, and the holder of this Security, be deemed to be a payment by the Company to or on account of the Senior Indebtedness; and no payments or distributions of cash, property or securities to or for the benefit of the holder of this Security pursuant to the subrogation provisions of this
Section 6, which would otherwise have been paid to the holders of Senior Indebtedness shall be deemed to be a payment by the Company to or for the account of this Security. It is understood that the provisions of this Section 6 are and are intended solely for the purposes of defining the relative rights of the holder of this Security, on the one hand, and the holders of the Senior Indebtedness, on the other hand.

            Nothing contained in this Section 6 or elsewhere in this Security is intended to or shall impair, as among the Company, its creditors other than the holders of Senior Indebtedness, and the holder of this Security, the obligation of the Company, which is absolute and unconditional, to pay to the holder of this Security the principal of, and premium, if any, and interest on the Security as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of the holder of this Security and creditors of the Company other than the holders of the Senior Indebtedness, nor shall anything herein or therein prevent the holder of this Security from exercising all remedies otherwise permitted by applicable law upon default under this Security, subject to the rights, if any, under this
Section 6 of the holders of Senior Indebtedness in respect of cash, property or securities of the Company received upon the exercise of any such remedy.

            Upon any payment or distribution of assets of the Company referred to in this Section 6, the holder of this Security shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which such bankruptcy, dissolution, winding-up, liquidation or reorganization proceedings are pending, or a certificate of the receiver, trustee in bankruptcy, liquidating trustee, agent or other Person making such payment or distribution, delivered to the holder of this Security, for the purpose of ascertaining the Persons entitled to participate in such distribution, the holders of the Senior Indebtedness and other Indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section 6.

            (e) Notice. The Company shall give prompt written notice to the holder of this Security of any fact known to the Company which would prohibit the making of any payment of monies to in respect of this Security pursuant to the provisions of this Section 6.

            The holder of this Security shall be entitled to rely on the delivery to it of a written notice by a Person representing itself to be a holder of Senior Indebtedness (or a trustee on behalf of such holder) to establish that such notice has been given by a holder of Senior Indebtedness or a trustee on behalf of any such holder or holders. In the event that the holder of this Security determines in good faith that further evidence is required with respect to the right of any Person as a holder of Senior Indebtedness to participate in any payment or distribution pursuant to this Section 6, the holder of this Security may request such Person to furnish evidence to the reasonable satisfaction of the holder of this Security as to the amount of Senior Indebtedness held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and any other facts pertinent to the rights of such Person under this Section 6, and if such evidence is not furnished the holder of this Security may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment.

            (f) No Impairment of Subordination. No right of any present or future holder of any Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Company with the terms, provisions and covenants of this Security, regardless of any knowledge thereof which any such holder may have or otherwise be charged with.

            Without in any way limiting the generality of the foregoing paragraph, the holders of the Senior Indebtedness may, at any time and from time to time, without the consent of or notice to the holder of this Security, without incurring responsibility to the holder of this Security, and without impairing or releasing the subordination provided in this Security or the obligations of the holder of this Security to the holders of the Senior Indebtedness, do any one or more of the following: (a) change the manner, place, or terms of payment (including any change in the rate of interest) or extend the time of payment of, or renew, amend, modify, alter, or grant any waiver or release with respect to, or consent to any departure from, any Senior Indebtedness or any instrument evidencing the same or any agreement evidencing, governing, creating, guaranteeing or securing any Senior Indebtedness; (b) sell, exchange, release, or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Indebtedness; (c) release any Person liable under or in respect of the Senior Indebtedness; (d) fail or delay in the perfection of liens securing the Senior Indebtedness; (e) exercise or refrain from exercising any rights against Company and any other Person; or (f) amend, or grant any waiver or release with respect to, or consent to any departure from, any guarantee for all or any of the Senior Indebtedness.

            (g) Certain Conversions Deemed Payment. For the purposes of this
Section 6 only, (1) the issuance and delivery of junior securities upon conversion of this Security in accordance with Section 1 shall not be deemed to constitute a payment or distribution on account of the principal of (or premium, if any) or interest on this Security or on account of the purchase or other acquisition of this Security, and (2) the payment, issuance or delivery of cash (including cash paid for fractional shares upon conversion of this Security in accordance with Section 1), property or securities (other than junior securities) upon conversion of this Security in accordance with Section 1 shall be deemed to constitute payment on account of the principal of this Security. For the purposes of this Section, the term "junior securities" means (a) shares of any stock of any class of the Company and (b) securities of the Company which are subordinated in right of payment to all Senior Indebtedness which may be outstanding at the time of issuance or delivery of such securities to substantially the same extent as, or to a greater extent than, this Security is so subordinated as provided in this Section 6. Nothing contained in this Section 6 or elsewhere in this Security is intended to or shall impair, as among the Company, its creditors other than holders of Senior Indebtedness and the holder of this Security, the right, which is absolute and unconditional, of the holder of this Security to convert this Security in accordance with Section 1.

      7. Definitions. Unless otherwise defined in this Security, the following capitalized terms shall have the following respective meanings when used herein:

      "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control", when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

      "Business Day" means any day except a Saturday, Sunday or other day on which the commercial banks in the State of California are required or authorized by law to close or be closed.

      "Cash Distribution" means the distribution by the Company to all holders of its Common Stock of cash, other than any cash that is distributed upon a merger or consolidation to which Section 1(h) applies or as part of a distribution referred to in paragraph (4) of Section 1(b).

      "Closing Price" means, with respect to the Common Stock of the Company, for any day, the reported last sale price per share on the Nasdaq National Market, or, if the Common Stock is not admitted to trading on the Nasdaq National Market, on the principal national securities exchange or inter-dealer quotation system on which the Common Stock is listed or admitted to trading, or if not admitted to trading on the Nasdaq National Market, or listed or admitted to trading on any national securities exchange or inter-dealer quotation system, the closing bid price per share in the over-the-counter market as furnished by any New York Stock Exchange member firm selected from time to time by the Company for that purpose.

      "Commission" means the United States Securities and Exchange Commission, or any other federal agency at the time administering the Securities and Exchange Act of 1934, as amended, or the Securities Act, whichever is the relevant statute for the particular purpose.

      "Common Stock" means the Common Stock, par value $.001 per share, of the Company authorized at the date of this instrument as originally executed. Subject to the provisions of this Section 7, shares issuable on conversion of this Security shall include only Common Stock or shares of any class or classes of common stock resulting from any reclassification or reclassifications thereof; provided, however, that if at any time there shall be more than one such resulting class, the shares so issuable on conversion of this Security shall include shares of all such classes, and the shares of each such class then so issuable shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.

      "Conversion Price" means 1,000 divided by the Conversion Rate in effect immediately prior to the applicable determination date.

      "Credit Agreement" means that certain Loan and Security Agreement, dated as of June 25, 2001, among the Company, the lenders from time to time party thereto (the "Lenders") and Foothill Capital Corporation, as agent for the Lenders, as such agreement may be amended, modified, restated or supplemented from time to time and any deferral, renewal, extension, refunding, refinancing or replacement thereof.

      "Designated Senior Indebtedness" means the Company's obligations under (i) any Senior Indebtedness outstanding from time to time under the Credit Agreement and (ii) any other Senior Indebtedness with a principal amount in excess of Twenty-Five Million Dollars ($25,000,000) in which the instrument creating or evidencing the same or the assumption or guarantee thereof (or related agreements or documents to which the Company is a party) expressly provides that such Senior Indebtedness shall be "Designated Senior Indebtedness" for purposes of this Security (provided that such instrument, agreement or other document may place limitations and conditions on the right of such Senior Indebtedness to exercise the rights of Designated Senior Indebtedness).

      "Determination Date" means, in the case of a dividend or other distribution, including the issuance of rights, options or warrants, to shareholders, the date fixed for the determination of shareholders entitled to receive such dividend or other distribution and, in the case of a tender offer, the last time that tenders could have been made pursuant to such tender offer.

      "Exchange Act" means the Securities Exchange Act of 1934, as amended.

      "Indebtedness" means, with respect to any Person:

            (a) All obligations, contingent or otherwise, of such Person (i) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (ii) evidenced by a note, debenture, bond or written instrument (including a purchase money obligation), (iii) in respect of leases of such Person required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on the balance sheet of such Person and all obligations and other liabilities (contingent or otherwise) under any lease or related document (including a purchase agreement) in connection with the lease of real property which provides that such Person is contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a minimum residual value of the leased property to the lessor and the obligations of such Person under such lease or related document to purchase or to cause a third party to purchase such leased property; or (iv) in respect of letters of credit (including reimbursement obligations with respect thereto), local guarantees or bankers' acceptances;

            (b) All obligations secured by a mortgage, pledge, lien, encumbrance, charge or adverse claim affecting title or resulting in an encumbrance to which the property or assets of such Person are subject, whether or not the obligations secured thereby shall have been assumed by or shall otherwise be such Person's legal liability;

            (c) To the extent not otherwise included, all obligations of such Person under interest rate and currency swap agreements, cap, floor and collar agreements, spot and forward contracts and similar agreements and arrangements;

            (d) All obligations of others of the type described in clauses (a),
      (b), or (c) above assumed by or guaranteed in any manner by such Person or in effect guaranteed by such Person through an agreement to purchase, contingent or otherwise (and the obligations of such Person under any such assumptions, guarantees or other such arrangements); and

            (e) All obligations, contingent or otherwise, of such Person under or in respect of any and all deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any liability of the kinds described in any of the preceding clauses (a), (b),
      (c) or (d);

      "Person" shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority.

      "Registration Rights Agreement" means the Registration Rights Agreement, dated as of December 6, 2001, between the Company and the initial holder of this Security.

      "Repurchase Date" has the meaning given to such term in Section 2(a) hereof.

      "Rights Plan" means the Company's Preferred Stock Rights Agreement, dated as of September 25, 2000, between the Company and Fleet National Bank.

      "Securities Act" means the Securities Act of 1933, as amended.

      "Senior Indebtedness" means the principal of, premium, if any, interest on (including any interest accruing after the filing of a petition by or against the Company under any bankruptcy law, whether or not allowed as a claim after such filing in any proceeding under such bankruptcy law) and any other payment due pursuant to, any Indebtedness, whether outstanding on the date of this Security or thereafter incurred or created; provided that Senior Indebtedness shall not include (i) any indebtedness of any kind of the Company to any Subsidiary of the Company,(ii) any liability for federal, state, foreign, local or other taxes owed or owing by the Company or any Subsidiary, (iii) indebtedness for trade payables or constituting the deferred purchase price of assets or services incurred in the ordinary course of business, (iv) any Indebtedness which by its terms is pari passu in right of payment with or subordinate in right of payment to this Security, or (v) any Indebtedness incurred in violation of the provisions of this Security.

      "Subsidiary" shall mean (a) any corporation of which more than 50% of the issued and outstanding equity securities having ordinary voting power to elect a majority of the board of directors of such corporation is at the time directly or indirectly owned or controlled by the Company, (b) any partnership, joint venture, limited liability company or other association of which more than 50% of the equity interests having the power to vote, direct or control the management of such partnership, joint venture, limited liability company or other association is at the time directly or indirectly owned and controlled by the Company, and (c) any other entity included in the financial statements of the Company on a consolidated basis.

      "Trading Day" means (i) if the Common Stock is admitted to trading on the Nasdaq National Market or any other system of automated dissemination of quotations of securities prices, a day on which trades may be effected through such system; (ii) if the Common Stock is listed or admitted for trading on the New York Stock Exchange or any other national securities exchange, a day on which such exchange is open for business; or (iii) if the Common Stock is not admitted to trading on the Nasdaq National Market or listed or admitted for trading on any national securities exchange or any other system of automated dissemination of quotation of securities prices, a day on which the Common Stock is traded regular way in the over-the-counter market and for which a closing bid and a closing asked price for the Common Stock are available.

      8. Miscellaneous.

            (a) No provision of this Security shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest, if any, on this Security at the times, places and rate, and in the coin or currency, herein prescribed or to convert this Security as herein provided.

            (b) The Company will give prompt written notice to the holder of this Security of any change in the location of the Designated Office. Any notice to the Company or to the holder of this Security shall be given in the manner set forth in the Convertible Note Purchase Agreement, dated as of December 6, 2001, among the Company and the initial holder of this Security, provided that the holder of this Security, if not a party to such Convertible Note Purchase Agreement, may specify alternative notice instructions to the Company.

            (c) (1) The transfer of this Security is registrable on the register maintained by the Company upon surrender of this Security for registration of transfer at the Designated Office, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company duly executed by, the holder hereof or such holder's attorney duly authorized in writing, and thereupon one or more new Securities, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees. Such Securities are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof. No service charge shall be made for any such registration of transfer, but the Company may require payment of a sum sufficient to recover any tax or other governmental charge payable in connection therewith. Prior to due presentation of this Security for registration of transfer, the Company and any agent of the Company may treat the Person in whose name this Security is registered as the owner thereof for all purposes, whether or not this

Security be overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

                  (2) This Security and the Common Stock issuable upon conversion of this Security have not been registered under the Securities Act, or the securities laws of any state or other jurisdiction. Neither this Security nor the Common Stock issuable upon conversion of this Security nor any interest or participation herein may be reoffered, sold, assigned, transferred, pledged, encumbered or otherwise disposed of (a "Transfer") in the absence of such registration or unless such transaction is exempt from, or not subject to, registration. The holder by its acceptance of this Security or the Common Stock issuable upon conversion of this Security agrees that it shall not offer, sell, assign, transfer, pledge, encumber or otherwise dispose of this Security or any portion thereof or interest therein other than in a minimum denomination of $5,000,000 principal amount (or any integral multiple of $1,000,000 in excess thereof) and then (other than with respect to a Transfer pursuant to a registration statement that is effective at the time of such Transfer) only (a) to the Company, (b) pursuant to a person it reasonably believes to be an institutional "accredited investor" within the meaning of Rule (501(a)(1)(2)(3) or (7) under the Securities Act or a qualified institutional buyer (as defined in Rule 144A under the Securities Act), and in the case of (b) above in which the transferor furnishes the Company with such certifications, legal opinions or other information as the Company may reasonably request to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

                  (3) Upon presentation of this Security for registration of transfer at the office of the Company specified herein accompanied by (i) certification by the transferor that such transfer is in compliance with the terms hereof and (ii) by a written instrument of transfer in a form approved by the Company executed by the registered holder, in person or by such holder's attorney thereunto duly authorized in writing, and including the name, address and telephone and fax numbers of the transferee and name of the contact person of the transferee, such Security shall be transferred on the Security register, and a new Security of like tenor and bearing the same legends shall be issued in the name of the transferee and sent to the transferee at the address and c/o the contact person so indicated. Transfers and exchanges of Securities shall be subject to such additional restrictions as are set forth in the legends on the Securities and to such additional reasonable regulations as may be prescribed by the Company as specified in Section 6(c)(2) hereof. Successive registrations of transfers as aforesaid may be made from time to time as desired, and each such registration shall be noted on the Security register.

                  (4) Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Security, and in the case of loss, theft or destruction, receipt of indemnity or security reasonably satisfactory to the Company, and upon reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of such Security, if mutilated, the Company will deliver a new Security of like tenor and dated as of such cancellation, in lieu of such Security.

                  (5) Such holder represents that it is an institutional "accredited investor" within the meaning of Rule 501(a)(1)(3)(5) or (7) of the Securities Act or a qualified institutional buyer (as defined in Rule 144A under the Securities Act). Such holder has been advised that this Security has not been registered under the Securities Act, or any state securities laws and, therefore, cannot be resold unless it is registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available. Such holder is aware that the Company is under no obligation to effect any such registration or to file for or comply with any exemption from registration. Such holder has not been formed solely for the purpose of making this investment and is acquiring the Security for its own account for investment, and not with a view to, or for resale in connection with, the distribution thereof.

                  (6) Neither this Security nor any term hereof may be amended or waived orally or in writing, except that any term of the Securities may be amended and the observance of any term of the Securities may be waived (either generally or in a particular instance and either retroactively or prospectively), and such amendment or waiver shall be applicable to all of the Securities, upon the approval of the Company and the holders of fifty percent (50%) or more of the outstanding principal amount of all then outstanding Securities; provided, however, that any amendment that would (i) reduce the outstanding principal amount or premium (if any) of the Securities, (ii) reduce the rate of interest borne by the Securities, (iii) change the date of maturity or interest payment dates of the Securities, (iv) reduce any amount payable upon repurchase of the Securities, (v) impair the right of any holder of this Security to institute suit for the payment thereof, (vi) make the principal, premium (if any) or interest payable on the Securities in a coin or currency other than as set forth in the Securities, (vii) modify the provisions of the Securities with respect to subordination or seniority of the Securities in a manner adverse to the holders of the Securities in any material respect, (viii) change in any respect the obligation of the Company to repurchase the Securities, (ix) impair the right of the holders of the Securities to convert the Securities into Common Stock or (x) modify this Section 9 shall require the approval of the holder of each Security to which such amendment shall apply. The Company will not amend any provision of any other Security in a manner favorable to any holder thereof unless a similar amendment is made or offered with respect to all of the Securities. Each holder of this Security by its acceptance hereof acknowledges and agrees that the subordination provisions of this instrument are for the benefit of the holders of the Senior Indebtedness and that, accordingly, no provision of Section 6 hereof may be amended or otherwise modified without the prior written consent of each holder of Senior Indebtedness at such time outstanding.

            (d) THIS SECURITY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND NEW YORK CIVIL PRACTICE LAWS AND RULES 327(B). THE COMPANY AND EACH HOLDER OF THE SECURITY IRREVOCABLY AND UNCONDITIONALLY

CONSENTS TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND OF THE UNITED STATES OF AMERICA, IN EACH CASE LOCATED IN THE COUNTY OF NEW YORK, FOR ANY DISPUTE ARISING OUT OF OR RELATING TO THIS SECURITY.

                  [Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Company has caused this Security to be duly executed.

      Dated: December 6, 2001

                                        PALM, INC.


                                        By: /s/ Judy Bruner
                                            -----------------------
                                        Name:  Judy Bruner
                                        Title: Senior Vice President and
                                               Chief Financial Officer

Attest: /s/ David Vadasz
        -------------------
Name:  David Vadasz
Title: Director, Corporate Development

    [Signature Page to Palm, Inc. 5% Convertible Subordinated Note due 2006]

                    ELECTION OF HOLDER TO REQUIRE REPURCHASE

      1. Pursuant to Section 2(a) of this Security, the undersigned hereby elects to have all or a portion of this Security repurchased by the Company.

      2. The undersigned hereby directs the Company to pay [choose one] (a) it or (b) Name: __________________; address: __________________; Social Security or
Other Taxpayer Identification Number, if any: ____________, an amount in cash equal to the Repurchase Price, as provided herein.

                                            Dated: _____________________________


                                            [Holder]

                                            By:  _______________________________
                                            Name:
                                            Title:

Number of shares of Common Stock
owned by the holder and its affiliates: ______________________

Principal amount to be repurchased
(an integral multiple of $1,000): ______________________

Remaining principal amount following
such repurchase (not less than $1,000): ______________________

NOTICE: The signature to the foregoing Election must correspond to the name as written upon the face of this Security in every particular, without alteration or any change whatsoever.

                                CONVERSION NOTICE

      The undersigned holder of this Security hereby irrevocably exercises the option to convert this Security, or any portion of the principal amount hereof (which is an integral multiple of $1,000) below designated, into Common Stock in accordance with the terms of this Security, and directs that such shares, together with a check in payment for any fractional share and any Security representing any unconverted principal amount hereof, be delivered to and be registered in the name of the undersigned unless a different name has been indicated below. If Common Stock or Securities are to be registered in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto.

                                        Dated: _________________________________

                                        [Holder]


                                        By: ____________________________________
                                        Name:
                                        Title:

If shares or Securities are to be registered in the name of a Person other than the holder, please print such Person's name and address:

_________________________
Name

 _________________________
Address

_________________________
Social Security or other Taxpayer Identification Number, if any

If only a portion of the Securities is to be converted, please indicate:

1. Principal amount to be converted: $___________

2. Principal amount and denomination of Security representing unconverted principal amount to be issued:

Amount: $________

Denominations: $________ (any integral multiple of $1,000)